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                                                               EXHIBIT 8.1

              [LETTERHEAD OF DOW, LOHNES & ALBERTSON, PLLC]

                                                                    , 1998

Teleport Communications Group Inc.

One Teleport Drive

Staten Island, New York 10311

Ladies and Gentlemen:

  We have acted as tax counsel to Teleport Communications Group Inc. ("TCG") in connection with the Agreement and Plan of Merger dated as of November 26, 1997 (the "Merger Agreement"), by and among TCG, TCG Merger Co., Inc., and ACC Corp. ("ACC"). Capitalized terms used but not defined in this opinion have the meanings ascribed to them in the Merger Agreement.

  This opinion is delivered to you pursuant to Section 6.3.7 of the Merger Agreement. In rendering this opinion, we have examined (i) the Merger Agreement and all exhibits and schedules thereto, (ii) the Registration Statement of TCG on Form S-4 (No. 333-45833) filed with the SEC on February 9, 1998 (the "Registration Statement"), and the Proxy Statement/Prospectus included therein, and (iii) Amendment No. 1 to the Registration Statement filed with the SEC on March 27, 1998. We have also examined the Agreement and Plan of Merger dated as of January 8, 1998 (the "AT&T Merger Agreement"), among AT&T Corp. ("AT&T"), TA Merger Corp. and TCG. For purposes of this opinion letter, we have relied upon, and we have assumed the accuracy of, the representations made in the Tax Matters Certificates delivered to us in connection with this opinion, the form of each of which is attached hereto. We have not reviewed any other documents. We have assumed that (i) all signatures on documents we have examined are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as copies conform to the originals, (iv) the individuals who executed any such documents on behalf of any Person had the authority and capacity to do so, and (v) all documents made available to us are accurate and complete. We have also made the following assumptions:

    1. That the Merger will be effected in accordance with the terms of the Merger Agreement;

    2. That all of the representations and warranties of TCG and ACC set forth in the Merger Agreement are true, that all of the covenants and agreements of TCG and ACC set forth in the Merger Agreement have been and will be observed, and all conditions set forth in the Merger Agreement will be satisfied;

    3. That, if the transactions contemplated by the AT&T Merger Agreement are consummated, they will be effected in accordance with the terms of the AT&T Merger Agreement;

    4. That all of the representations and warranties of AT&T and TCG set forth in the AT&T Merger Agreement are true, and that, if the transactions contemplated by the AT&T Merger Agreement are consummated, all of the covenants and agreements of AT&T and TCG set forth in the AT&T Merger Agreement have been and will be observed, and all conditions set forth in the AT&T Merger Agreement will be satisfied; and

    5. That the representations and warranties set forth in Section 4 and
  Section 8(a) of the Voting Agreement dated as of January 8, 1998 (the "Voting Agreement"), by and among AT&T, Comcast Corporation, Comcast Teleport, Inc., Comcast Communications Properties, Inc., Tele-Communications,
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  Inc., TCI Teleport, Inc., Cox Communications, Inc. and Cox Teleport
  Partners, Inc. are true, and that the covenants and agreements set forth in
  Section 1(c) of the Voting Agreement have been and will be observed; and

    6. That the Merger will occur prior to the occurrence of the transactions contemplated by the AT&T Merger Agreement.

  Based upon and subject to the foregoing and all other assumptions, qualifications, and exceptions set forth herein, we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). We must advise you that the opinion expressed herein is not binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not take a position contrary to such opinion, or that if the Service takes such a position, it will not be sustained by a court that adjudicates the issue discussed herein. Our opinion is based on the assumption that the issue discussed herein would be fully litigated. Further, we express no opinion as to any other matter, including any other federal tax matter or any state or local tax matter.

  This opinion is as of the date hereof, and we expressly disclaim any duty to update this opinion in the future in the event there are any changes in fact or law that may affect the issue addressed herein. Our opinion is based upon provisions of the Code, the Treasury Regulations promulgated thereunder, current positions of the Internal Revenue Service contained in published Revenue Rulings and Revenue Procedures, and judicial decisions and administrative pronouncements in effect as of the date hereof, all of which are subject to change or modification at any time, and we do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor assume any responsibility to advise you of future changes in our opinion.

  This letter is solely for your information in connection with the transactions contemplated by the Merger Agreement and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person, without the prior written consent of this firm. This letter may not be relied upon by any other person or for any other purpose whatsoever without the prior written consent of this firm.

                                          Very truly yours,

                                          Dow, Lohnes & Albertson, pllc

                                          By: ____________________________

                                            Member

                                 CONSENT

  We hereby consent to the use of our firm name in the Registration Statement under the caption "The Merger--Certain Federal Income Tax Consequences" and to the filing of this form of tax opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

                                          Dow, Lohnes & Albertson, pllc

                                          By: ____________________________

                                            Member